Exhibit 99.1
MORGANS HOTEL GROUP SECURES AMENDMENT TO ITS EXISTING LINE OF CREDIT
New York, NY — August 5, 2009 — Morgans Hotel Group Co. (NASDAQ: MHGC) announced today that it has successfully completed an amendment to its existing line of credit.
“The amendment provides us with significant liquidity and flexibility to accommodate our business needs through these challenging times,” said Marc Gordon, Chief Investment Officer of Morgans Hotel Group. “We are proud of the expression of confidence from our lender group. We appreciate their support and thank them for working with us.”
Among other things the amendment:
•	Eliminates the corporate leverage test;
•	Reduces the corporate fixed charge coverage test to 0.90x from 1.75x;
•	Amends the borrowing base tests so that, among other changes, a minimum of 35% of appraised value on the New York properties securing the facilities will be available; and
•	Cleans up a variety of other provisions at the subsidiary level that could have triggered technical defaults.
The facility’s size was reduced from $220 million to $125 million and the full $125 million is currently available to be borrowed. Upon closing, the Company reduced its outstanding borrowings under the facility to approximately $24.0 million and has approximately $11.0 million of outstanding letters of credit associated with the facility. The facility is secured by three of the Company’s hotels: Delano, Royalton and Morgans. The interest rate is LIBOR plus 3.75% with a LIBOR floor of 1.0% and the maturity is October 5, 2011.
The facility is led by Wells Fargo/Wachovia. Other lenders in the facility include Citibank, Aareal, Bank of America, Allied Irish, KBC Bank and Midfirst.
About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC) operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and Shore Club in South Beach, Mondrian in Los Angeles, Scottsdale and South Beach, Clift in San Francisco, and Sanderson and St Martins Lane in London. Morgans Hotel Group and an equity partner also own the Hard Rock Hotel & Casino in Las Vegas and related assets. Morgans Hotel Group has other property transactions in various stages of completion, including projects in Boston, Massachusetts; SoHo, New York; Las Vegas, Nevada; Palm Springs, California; and Dubai, UAE. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements
Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; risks related to natural disasters, such as earthquakes and hurricanes; risks associated with the acquisition, development and integration of properties; the seasonal nature of the hospitality business; changes in the tastes of our customers; increases in real property tax rates; increases in interest rates and operating costs; the impact of any material litigation; the loss of key members of our senior management; general volatility of the capital markets and our ability to access the capital markets; and changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in MHG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and other documents filed by MHG with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and MHG assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.
Contacts:
Jennifer Foley
Vice President of Public Relations
Morgans Hotel Group
212.277.4166
jennifer.foley@morganshotelgroup.com